UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                  FORM 12b-25

                          NOTIFICATION OF LATE FILING

                                SEC FILE NUMBER
                                    0-9347

                                 CUSIP NUMBER
                                  011612-40-5

(Check One:)/X/Form 10-K/ /Form 20-F/ /Form 11-K
/ /Form 10-Q/ /Form N-SAR

For Period Ended: June 30, 1998

/ /Transition Report on Form 10-K
/ /Transition Report on Form 20-F
/ /Transition Report on Form 11-K
/ /Transition Report on Form 10-Q
/ /Transition Report on Form N-SAR
For the Transition Period Ended:
-----------------------------------------

NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION HAS VERIFIED ANY INFORMATION CONTAINED HEREIN.

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates: All Items

Full Name of Registrant

ALANCO ENVIRONMENTAL RESOURCES CORPORATION

Former Name if Applicable

Address of Principal Executive Office (State and Number)

15900 North 78th Street, Suite 101, Scottsdale, Arizona 85260

PART II -- rules 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)


/X/ (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable expense;

/X/ (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof, was filed on September 29, 1998 being on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

/X/ (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

PART III -- NARRATIVE


State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.

The Form 10-K was filed on September 29, 1998, one day late due to an unanticipated and unavoidable delay in obtaining the final Management's representations required by the Auditors prior to the EDGAR filing cut-off time on September 28, 1998.

PART IV -- OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

JOSEPH T. CONNELLY       602            607-1010
(Name)                   (Area Code)    (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s).

/X/ Yes   / / No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

/ / Yes   /X/ No

If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

ALANCO ENVIRONMENTAL RESOURCES CORPORATION

(Name of Registrant as Specified in Charter)
Has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


Date:     September 29, 1998       By   /s/ Joseph T. Connelly
                                   Joseph T. Connelly
                                   Chief Financial Officer

INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

ATTENTION INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)


EXHIBIT ______ Confirmation of Hein + Associates, L.L.P.